EXHIBIT 99.01

OUR LETTER TO SHAREHOLDERS
Robert S. Silberman
Chairman And Chief Executive Officer
Dear Fellow Shareholder,
In this letter I would like to update you on Strayer Education Inc.’s performance in 2008, as well as share with you our plans for 2009. However, in order to put both our performance and our plans in proper context, you will find on page 8 of this annual report an excerpt from my initial letter to shareholders, first published in our 2001 Annual Report and reprinted each year since. The excerpt describes what our company actually does; how our business model generates both reported net income and distributable cash flow for our shareholders; and finally, our strategy for increasing the value of Strayer Education. Shareholders who are new to Strayer, or those long term shareholders who would like to review our strategy and business model (neither of which has changed since 2001), may wish to read the excerpt on page 8 before reading this year’s letter.
Our company’s main operating asset is Strayer University, a 118 year old institute of higher learning which exists solely to educate adult students. When I wrote that first annual letter to shareholders, Strayer University consisted of roughly 9,000 students, enrolled at 12 campuses in three states clustered in and around the greater Washington, DC metropolitan area. In the eight years since, our nation has experienced a devastating terrorist attack, a mild recession, two wars, an explosive expansion of mispriced credit, a huge bubble in the housing market, a near collapse and subsequent partial nationalization of the financial sector and finally, a severe recession and the worst contraction of the equity markets since the early 1930’s. In those same eight years, Strayer University has grown to serve 45,000 students, enrolled at 60 campuses in 15 states and 25 metropolitan areas. Strayer’s success over the last eight years, during a whirlwind of world historical events, highlights the strength and stability of a business model which is based on two simple, but I believe enduring, propositions:
•	first, that as the United States economy shifts from a manufacturing base to a knowledge base, working adults will have an increasing need for accessible university level education; and

•	second, that Strayer Education’s ultimate value as a financial enterprise will be based solely on the quality of the education we provide to our students.
The first proposition is one which we as management accept to be true, but over which we have no control. Its validity is a key element of your long term investment risk as an owner of Strayer Education. The second proposition is one which we as management know to be true, and over which we have total control. Our ability to execute our educational mission is also a key element of your long term investment risk as an owner of Strayer Education.
In 2008 Strayer University generated a 20% increase in total student enrollment. Notwithstanding this dramatic statistic, we actually have a rather deliberate and patient approach to expanding our University. Our approach is based on gradually building our academic reputation in specific geographic markets, and letting that reputation drive the growth of the University. We are confident that the above mentioned secular shift in the economy away from a manufacturing base and toward a knowledge base is increasing demand for our educational services. We believe that this increase in demand is separate from, and independent of, whether the economy is growing or contracting in the short term. This increased demand is manifested by more and more interested potential students inquiring about Strayer University. Paradoxically, we have learned that we should not try too hard to convince these potential students to enroll at Strayer University. We have found that a student whom we have had to push to enroll is unlikely to have the personal commitment and motivation necessary to achieve our required learning outcomes. To be successful, our students must convince themselves to enroll.
In our experience, a new Strayer University campus will attract about 100-150 of these sufficiently committed and motivated students each year. Since our undergraduate and graduate programs are multi-year, this translates into a campus which starts in its first term with just a handful of students, and then grows over a 5 to 10 year period until the

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campus reaches a steady state enrollment of approximately 900-1,200 students. We are comfortable we can match this rate of student growth with a commensurate growth of our faculty pool, without diluting the quality of that faculty. Our rate of student growth, the achievement of learning outcomes by those students, the performance and satisfaction of our faculty, and the growth of our reputation in a market are all inextricably related, and must increase at a mutually sustainable rate. This delicate balance—the key to providing high academic quality—can be easily destroyed if any one of these individual indices grows beyond our ability to manage its execution.
As owners, it is a very happy outcome that this model of academic development and growth also provides such high financial returns. Most of the cash investments necessary to run a campus (whether capitalized or expensed) are imbedded in a campus’ cost structure by the end of the second year of operation, also about the time the campus breaks even on a cash basis. This means that a good deal of the tuition for each incremental student who enrolls after that second year goes right to our bottom line.
In 2008, we opened nine new Strayer University campuses (on a base of 51). Four of these new campuses were in metropolitan areas where we already had a presence; as we opened a sixth campus in the Atlanta market, and a third campus in each of the Raleigh, Charlotte, and Orlando markets. We are pleased that our reputation in each of these growing southern cities has reached a critical mass, allowing our students, alumni, and faculty to build a powerful referral base. This referral base is key to both the academic and financial performance we expect in these markets. The remaining five new campuses we opened in 2008 were in new metropolitan areas for us: Savannah, GA; Jacksonville, FL; Palm Beach, FL; and two in the Ft. Lauderdale, FL market. All of the campuses we opened in 2008 are performing at least in accordance with our investment model, which by our calculation will yield us a roughly 70% unlevered return on our investment.
During 2008 our Global Online unit, through which we serve students in areas where we do not operate physical campuses, grew by approximately 25%, increasing to nearly 5,000 students for the Fall term. I am often asked whether Strayer is a campus based university or an online university. The answer is, of course, yes. Our plan is to eventually operate a nationwide university through a network of physical campuses in every metropolitan area with an adequate population (roughly 300,000 people). We believe our physical campuses serve as important centers of academic community for our students and faculty. They serve to build the Strayer University brand, and provide a center for tutoring, advising and student support activities. The campuses also facilitate communication among students, alumni, and faculty. And, of course, some percentage of our adult students will always prefer to attend class in a physical setting. In short, our campus network, while a use of shareholders’ capital, provides stability, awareness, recognition, and continuity to our University.
At the same time, our entire course catalog is also offered to all Strayer University students in an online format. The availability of online classes provides greater flexibility and choice for our campus-based students, and importantly allows us to reach those worldwide students who do not live anywhere near our campus network. We believe the key to achieving high levels of student learning outcomes is to let students decide how they want to access the University, rather than dictate their mode of learning through our business strategy or investment policies. We encourage all Strayer University students to take classes in the manner they feel is most convenient and most conducive to learning, either in any of our physical campuses, or online. We do recognize, however, that our reputation as a University will depend on how well we teach online, as in 2008 over half of our 45,000 students took one or more classes online. Our objective is to combine the flexibility and convenience of online education with the stability and support structure of a campus network.
It is important for all Strayer Education shareholders to recognize, however, that increased use of online classes by our

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students will not meaningfully increase our operating margins (which are quite high anyway). The most significant impact on our cost structure is the cost of our faculty. We limit the maximum number of students in our online classes to a lower number than in our physical classrooms, so as to better ensure academic quality and learning outcomes in what, we believe, is a tougher teaching environment. Therefore, notwithstanding the lack of facility costs, our total cost of educating a student online is roughly equivalent to educating one in a physical classroom.
Our challenge as Strayer University administrators is to ensure consistently high standards of academic quality in all of our classrooms, physical or virtual. Since there is a financial cost to academic quality, our challenge as Strayer Education managers is to recognize that our shareholders will benefit more in the long run by serving more students with higher academic quality at today’s margins, rather than generating more margin with less academic quality out of today’s students. Moreover, as shareholders ourselves, we believe our long term returns will not be based on whether an incremental student initially enrolls, but instead will be based on whether that student ultimately graduates, and receives real academic benefit.
During 2008 we accomplished a number of milestones in our academic offerings. We finished the redesign of our MBA degree. The first class of students in the new MBA program matriculated in the fall of 2008. We look forward to their assessment of our new curricula, as well as tracking their professional progress post-graduation. We also completed the design of our new Criminal Justice bachelor’s degree program. The first Criminal Justice courses will be offered in the spring term of 2009. Our academic staff also continued in 2008 to transition Strayer University’s online course curricula into our “next generation” format. By year end approximately 25% of our courses were being offered in this more robust and interactive asynchronous (on demand) format. Any shareholders who are interested in seeing this new format should contact Sonya Udler, our Senior Vice President of Corporate Communications, who can set up a demonstration.
During 2008 we initiated a major review of our Arts and Sciences curricula. While this review will continue through 2009 (there are over 100 courses in our Arts and Sciences curricula), we have already reached two important conclusions which we are implementing immediately. The first is that in order to meet our requirement that all Strayer University graduates be able to write clearly, we must drive writing requirements throughout our course catalog, not just in our English classes. Starting in 2009, all of our faculty will be required to include writing instruction and assessment in their syllabi, regardless of the course subject matter. The second conclusion from our review is that the University must require at least one laboratory science course in all of our bachelor’s degree programs. While the academic focus of our University remains business management and associated professional studies, our faculty feels that graduating a student with a bachelor’s degree from Strayer University without a college level course in laboratory science does a disservice to both the student and the University. Previously, physics, chemistry, biology, or environmental science courses were available as electives for our bachelor’s students. Now at least one will be a distributive requirement. We have instructional designers and faculty currently working on virtual laboratories to be used for our online classes.
I am obliged to point out to my fellow shareholders that a few of our admissions managers are concerned that requiring a laboratory science course may negatively affect some students’ willingness to enroll at Strayer University. To be sure, most working adults returning to college to earn a bachelor’s degree in business administration, accounting, economics, or computer science are probably not eager to perform experiments in a lab, either physical or virtual. However, our faculty believes that the principles of scientific inquiry are basic building blocks for the critical and analytical thinking skills we require of Strayer University graduates. If mandating the study of laboratory science limits our enrollment, than that is a tradeoff we are more than willing to make.
During 2008 Strayer University made significant progress with our corporate alliance partners. Our student enroll-

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ment from those organizations grew by 22% during the year, and we opened new on-site programs at corporate facilities in Los Angeles, CA, Seattle, WA, Phoenix, AZ, and Albuquerque, NM; all cities where we do not currently have physical campuses. Nearly 20% of our revenue in 2008 came either directly or indirectly from employers of our students.
Our corporate alliances play an important role in our expansion strategy. Working adults returning to school to complete their education will ultimately choose a University whose reputation they are comfortable with. The imprimatur of a prospective student’s employer can make a meaningful difference in that regard. Our alliance partnerships serve much like referrals from existing students, alumni, and faculty members to build Strayer University’s brand.
Strayer’s relatively high reliance on tuition revenue paid by employers has given rise to numerous questions and concerns about the current recession’s effect on our operations. The facts, however, are quite straightforward and reassuring. Our institutional alliance program consists of more than 100 partners, none of which comprises more than 1 % of our students or revenue. Our institutional partners are broadly diversified across the economy, including professional services firms, transportation, technology, finance, manufacturing, logistics, telecommunications, media, retail, food services, defense, Federal, State, and municipal governments and the military. In 2008 not a single one of our institutional alliance partners eliminated or reduced their participation in our programs. Nor do we have any indication that any are intending to do so in 2009. We will certainly let you know if we hear otherwise.
Another issue which garnered much attention in 2008 was the availability of student loans. To be properly understood, this issue must be split into two different categories: government guaranteed (or Title IV Loans) and non government guaranteed (or private loans). U.S. citizen students under most circumstances can borrow money for university education from commercial banks under the Title IV program, in which the U.S. government guarantees the repayment of the loan to the bank, and the borrower (student) gets a lower interest rate and more lenient repayment terms. The amount a student can borrow is capped at a certain amount per year and over a lifetime. Since the government is responsible for the repayment of (most) of the principal if the student borrower defaults, the U.S. Department of Education keeps careful track of the default rate of students by institution. If the default rate at a particular institution gets too high, the government can exclude the institution from the program.
Student borrowers whose financial needs cannot be fully met by the Title IV program, (because the student is ineligible for some reason, or the tuition at the school the student wants to attend exceeds the Title IV cap, or the institution itself does not qualify for Title IV) can attempt to access the private loan market. In this market banks in the past have lent to students without any government support.
In the first quarter of 2008, many schools were informed by their lenders that their students’ access to credit would be limited, particularly in the private loan program, but some in the Title IV program as well. The collapse of the securitized loan secondary market, through which most banks ultimately funded these loans, (and an unrelated action by the U.S. Congress in October 2007 to lower the amount of the federal guarantee on defaulted Title IV loans from 99% to 95%) made student lending to all but the most credit worthy students unprofitable for the banks, and particularly for private loans.
I am pleased to report that Strayer University’s student access to loans was completely unaffected during this turmoil. We believe this was (and is) the case for three reasons. First, our students and alumni are very good credit risks. Our institution has one of the lowest cohort default rates in the country, 3.8% compared to the average for all for-profit institutions of 9.7%. Simply put, our students and alumni have a history of repaying their loans. Second, we set our tuition prices at a level which provides great value to our students, while still allowing us to fund the highest quality education possible, and to generate enough of a positive

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margin to provide a reasonable financial return to the University’s owners. This tuition level is below the Title IV limits, so that a student who qualifies for the Title IV loan program could fund their entire tuition without resorting to the private loan market. And finally, for those few of our students who do access the private loan market, (less than 3% of our students) their status as working adults has tended to give them high enough credit scores to be attractive to banks.
Because the private loan market appears to be somewhat permanently impaired, at least until investors develop a renewed appetite for subprime securitized assets, Congress and the Obama administration have increased the amounts students can borrow under the Title IV program. Our owners should know, however, that we will not take any such increase as an opportunity to raise our tuition. As I said earlier, our tuition is based on a value proposition to our students. We firmly believe that the shift from a manufacturing-based to a knowledge-based economy is causing education to increase in relative importance as a factor of production. With that increase in relative importance comes real long term pricing power, which we capture through a steady, predicable, 5% tuition increase each year. Taking advantage of temporary pricing power made possible by more lenient credit terms does nothing for the long term academic and professional success of our students and alumni, and therefore does not contribute to the long term financial returns to the owners of our enterprise. As I said earlier, I would rather have more students at today’s margin, than generate more margin out of today’s students.
Under the able leadership of both our President and Chief Operating Officer, Karl McDonnell, and our University President, Dr. Sondra Stallard, we have ambitious plans to continue Strayer’s expansion in 2009. We intend to open 11 new campuses during the year, six of which will be in new states for us: Ohio, West Virginia, and Utah. The other five will also be in new markets for us, but in states where we already have a presence: Florida, Georgia, Alabama, and Pennsylvania. We also intend to open a second Global Online Operations Center in Salt Lake City, Utah, to serve the growing number of our students who do not live near one of our physical campuses.
We intend to hire approximately 300 faculty members and 200 administrative staff during the year, increasing our employee count by 20%. We will invest approximately $35 million in our facilities and instructional equipment to support our growth in 2009. We expect to happily incur approximately $16 million in operating losses at our new campus and online facilities in 2009, before breaking even in 2010, and starting to produce positive margin contribution from these investments in 2011. As a financial matter, we are more than willing to incur these losses because we believe each of those investments will generate the same healthy returns as our previous campus openings.
During 2008 our company generated $102 million in after tax cash flow from operations. We invested $21 million of that cash to grow our business (new campuses, instructional equipment, better online technology, etc.) That left us with $82 million in owner’s distributable operating cash flow (which I define as that cash generated from the operations of the business which is available to distribute to owners after all necessary investments in the growth and maintenance of the business). This cash flow compares quite favorably to our reported net income of $81 million, particularly after funding a nearly 20% increase in our capital plant, and shows that our company, executing this business model, continues to be a very efficient generator of cash. In addition to this distributable cash from operations, owners also benefited from a $16 million inflow of cash during the year, which was made up of proceeds from executives’ exercise of stock options, and the resultant favorable tax treatment of those exercises.
We used the $97 million of generated cash along with $64 million of cash on our balance sheet at the beginning of the year as follows: we paid an annual common dividend of $1.50 per share ($23 million), paid a special dividend of $2.00 per share ($29 million) and we repurchased 603,000

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shares of our common stock at an average price of $180 per share ($109 million). This brought our cash, cash equivalents, and marketable securities on our balance sheet at year end to $107 million (from $171 million the year before), with no debt. Given what the Board of Directors and I felt would be a rather predictable increase in cash flow generation as we execute our business plan in 2009, we increased our annual common dividend for 2009 by 33% to $2.00 per share, and authorized an additional $100 million of share repurchases.
As a Board of Directors, we understand that the effective redeployment of the excess cash which this business model creates is key to long term value creation for our owners. I went into some detail in last year’s Letter to Shareholders (available on our website www.strayereducation.com) on how our Board thinks about capital redeployment. Sometime after writing that letter I found this valuable insight in Warren Buffett’s 2008 Letter to Shareholders, which far more clearly and simply describes the fortuitous conundrum we face as a Board: “Truly great businesses, earning huge returns on tangible assets, cannot for any extended period of time reinvest a large portion of their earnings internally at high rates of return.” While it remains to be proven whether Strayer Education is a truly great business, (I think so, but I am the least objective observer one could find) we can say that we do enjoy huge returns on tangible assets (125% in 2008), and that we cannot even for a short period of time reinvest a large portion of those earnings internally. To do so would cause the growth of our University to exceed the rate at which we can guarantee the level of academic quality our students will receive. What we can do, is over a very extended period of time, reinvest a small portion of our ample earnings internally, to continue to expand our university while still maintaining the highest level of academic quality for our students. This means that the growth of our business generates an increasingly large portion of our earnings which are truly distributable back to our owners. Even after controlling for academic quality, our compounded rate of growth of revenue, operating income, net income, and owner’s distributable cash flow has approximated 20% over the last eight years. I believe that our business model affords us the luxury of being a high growth company and still be a constant returner of capital to our owners.
Our distributable cash flow over the last eight years has allowed us to repurchase roughly 2 million shares of our stock (or 12% of the outstanding shares) at an average price of $130.00 per share, and pay out $109 million in dividends, or a cumulative $7.75 per share. For those of you keeping score at home, these distributions to owners have increased our 2008 return on assets from 12% to 25%, our 2008 return on equity from 16% to 46%, and increased our 2008 earnings per share from $5.35 to $5.67.
I look forward to seeing all of you at our 2009 Annual Meeting of Shareholders on April 28th at 8:30am at Strayer University’s Loudoun campus, 45150 Russell Branch Pkwy, Ashburn, VA 20147. You will be able to tour the campus (one of our largest), and meet with students, faculty, and staff. Our Loudoun campus is conveniently located about 10 minutes from Washington Dulles International Airport for any shareholders who may be traveling from out of town. Please let Sonya know if you are planning to attend and would like a tour.
Finally, on behalf of our Board of Directors and entire management team, let me once again thank you for the opportunity to have been the stewards of your capital over the last year. It is a privilege and pleasure to use that capital to build an institution which will provide so much good, to so many people, for so long. As is our custom, we have included in this annual report photos from the seven different commencement ceremonies Strayer University held in 2008. These pictures provide the best evidence of your financial capital at work. Until they found Strayer, earning a University degree was an unachievable dream for most of the proud graduates whose photos grace this annual report. Your investment, combined with the hard work and dedication of thousands of Strayer University faculty and staff, built the platform on which our students were finally able to achieve their dreams. As Strayer Education shareholders, I believe we all can be described by the lines from William Shakespeare’s The Tempest, “we are such stuff as dreams are made on.”
Very Truly Yours,

Robert S. Silberman
Chairman and Chief Executive
Officer Strayer Education, Inc.

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